Exhibit (c)(vii)

Confidential Project ECLIPSE Discussion Materials for the Special Committee of the Board of Directors June 18, 2026

Confidential Disclaimer This presentation (together with any accompanying oral presentation and any supplementary documents provided therewith, the “Presentation”) has been prepared by William Blair & Company, L.L.C. (“William Blair”) exclusively for the benefit and internal use of the recipient (the “Recipient”). The Recipient is not permitted to reproduce in whole or in part the information provided in this Presentation (the “Information”) or to communicate the Information to any third party without William Blair’s prior written consent. No party may rely on this Presentation without William Blair’s prior written consent. William Blair and its affiliates, partners, directors, employees and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law). This Presentation is for discussion purposes only and speaks only as of the date it is given, and the views expressed are subject to change based on a number of factors, including market conditions and the Recipient’s business and prospects. The Information, whether taken from public sources, received from the Recipient or elsewhere, has not been independently verified by William Blair and William Blair has relied upon and assumed the accuracy and completeness of all Information. No representation or warranty is made as to any to the accuracy or completeness of any Information. In furnishing this Presentation, William Blair undertakes no obligation to provide additional information or to correct or update any of the Information. William Blair, together with its affiliates and partners, is a financial services institution engaged in a wide range of investment banking and other activities (including, but not limited to, investment management, corporate finance, private wealth management, securities trading, research and brokerage activities). It is understood and agreed that William Blair may, from time to time, make a market in, have a long or short position, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or may perform or be solicited to perform investment banking, corporate finance or other services for, the Recipient and other third-party entities which are or may be the subject of the transactions contemplated by this Presentation. William Blair has adopted policies and procedures designed to ensure the independence of its research analysts, whose views may differ from those of William Blair’s investment banking department and who may produce research reports and other materials the timing or content of which conflict with the views of the investment banking department or the Recipient’s interests, in connection with the transactions contemplated by this Presentation or otherwise. Nothing in the Presentation is, or shall be relied upon as, investment advice or any recommendation by William Blair. This Presentation does not purport to contain all of the information that may be necessary or appropriate to evaluate the proposed transaction, and the Recipient should conduct its own independent assessment and such investigations as it deems necessary. Recipient should rely on its own counsel, accountants and other similar expert advisors for legal, regulatory, accounting, tax and other similar advice. Nothing in the Presentation or any related discussions is intended to create, or shall be construed as creating, a principal-agent, advisor-client or fiduciary relationship between William Blair and the Recipient. ECLIPSE 1

Confidential Agenda for Discussion •1 LKCM’s Revised Proposal I2 . Offer Price in Context II 3. Discuss Next Steps ECLIPSE 2

Confidential

Overview of LKCM's Revised Proposal

Summary of Recent Events

- On April 27, at the direction of the Special Committee, William Blair communicated a counteroffer of $39.50 per share to JP Morgan, in response to LKCM's initial proposal of $29.50 per share
- On May 6, JP Morgan responded with a revised offer of $31.00 per share
- William Blair and the Special Committee discussed JPM's $31.00 offer and the fact that the offer did not appropriately reflect the value of the Management Plan; William Blair shared the Plan on May 15 with JPM and asked them to increase their price
- JP Morgan declined to submit a revised offer and stated that their current offer of $31.00 still stands unless the Special Committee shows flexibility with respect to the $39.50 ask, which JP Morgan characterized as "not transactable"
- William Blair and Special Committee met several times between May 6 and June 5, discussing how to go back to JP Morgan
- On June 5, after further discussions with William Blair and reviewing operating plan sensitivity analysis, the Special Committee agreed to counter at $36.50 per share, which William Blair communicated to JP Morgan that same day
- On June 6, JP Morgan returned with a revised offer of $32.75 per share
- William Blair and Special Committee met on June 9 and June 12 to review JP Morgan's $32.75 offer, where the Special Committee agreed to counter at $35.50, which William Blair communicated to JP Morgan on June 12
- JP Morgan countered that same day with $34.00
- On June 14, LKCM reached out to ECLIPSE Special Committee representatives and relayed the message that LKCM is willing to increase their price to $34.50
  - Increased premium to undisturbed price from 69.6% to 78.7%
  - Increased EV / LTM Adj. EBITDA as of 3/31/26 from 13.0x to 13.5x
- The purpose of today's meeting is to evaluate LKCM's revised $34.50 proposal and agree on next steps with respect to engaging with LKCM

Implied Equity Value and Enterprise Value at Offer

Offer Price Per Share	$32.75	$34.50
Diluted Shares Outstanding [1]	46.821	46.831
Equity Value	**1,533**	**1,616**
Plus: Debt [2]	738	738
Less: Cash [2]	(53)	(53)
Implied Enterprise Value	**2,219**	**2,301**
Enterprise Value Multiples		
LTM Q1 2026A Adj. EBITDA - $170M	13.0x	13.5x
CY 2026E Adj. EBITDA (Consensus) - $180M [3]	12.3x	12.8x
CY 2026E Adj. EBITDA (Management) - $202M	11.0x	11.4x

Implied Premiums[4]

Premium To	Date	Undisturbed[5] Price	Undisturbed[5] Premium
One Day Prior	3/13/2026	$19.31	78.7%
One Week Prior	3/6/2026	$22.09	56.2%
One Month Prior	2/13/2026	$30.84	11.9%
60 Days Prior	1/12/2026	$30.02	14.9%
90 Days Prior	12/13/2025	$29.14	18.4%
180 Days Prior	9/14/2025	$31.09	11.0%
One Year Prior	3/13/2025	$28.53	20.9%
30-Day VWAP	3/13/2026	$25.84	33.5%
60-Day VWAP	3/13/2026	$26.80	28.7%

Source: SEC filings and FactSet as of June 16, 2026.
(1) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE's Q1 2026 10-Q, and 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE's management. Out-of-the-money options are excluded. (2) Per ECLIPSE balance sheet as of March 31, 2026. (3) Represents Wall Street consensus average adj. EBITDA estimates. (4) Premium calculated based on the LKCM offer price of $34.50 per share compared to ECLIPSE's closing share price per FactSet on dates noted. Days prior based on calendar days. (5) 13D with details of initial offer filed post-market close on March 13, 2026.

ECLIPSE / William Blair / 3

Confidential ECLIPSE Discounted Cash Flow Analysis Assumptions Sensitivity Analysis ? William Blair utilized Management Projections to calculate unlevered free cash Implied Equity Value Per Share(2) flows for the years ending December 31, 2026, through December 31, 2030 Current Offer Price: $34.50 ? Valuation date as of March 31, 2026 Perpetuity Growth Rate ? Utilizes a mid-year discount convention 2.0% 2.5% 3.0%? Assumes 29.5% tax rate per ECLIPSE Management 9.0% $36.17 $39.29 $42.91 Discount 10.0% $29.89 $32.19 $34.82 ? A range of discount rates of 9.0% to 11.0% was selected and used to calculate a Rate present value of the free cash flows and the terminal value 11.0% $24.99 $26.75 $28.72? Estimated a terminal value by utilizing a perpetuity growth rate of 2.0%—3.0% terminal year unlevered FCF(1) ? Assumes PV of Federal NOL of $4M Source: ECLIPSE management projections as of May 14, 2026. Note: Cash flows are burdened by stock-based compensation. (1) As compared to long-term U.S. GDP annual growth rate outlook of 1.8% according to the Congressional Budget Office as of February 2026. ECLIPSE 4 (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, and 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE’s management. Out-of-the-money options are excluded.

Confidential Illustrative Analysis at Various Prices Revised Mean Analyst 52-Week Low 52-Week High Offer Price Price Target ($19.02) ($33.80) ($34.50) ($34.50) ($ in millions, except per share figures) Undisturbed 3/13/2026 Price per Share $19.31 $29.50 $31.00 $32.75 $34.00 $34.50 $35.00 $35.50 $36.50 $39.50 % premium / (discount) to undisturbed 52.8% 60.5% 69.6% 76.1% 78.7% 81.3% 83.8% 89.0% 104.6% % premium / (discount) to 30-Day VWAP (1) (25.3%) 14.2% 20.0% 26.7% 31.6% 33.5% 35.4% 37.4% 41.3% 52.9% % premium / (discount) to 60-Day VWAP (1) (27.9%) 10.1% 15.7% 22.2% 26.9% 28.7% 30.6% 32.5% 36.2% 47.4% % premium / (discount) to 52 week low (1) 1.5% 55.1% 63.0% 72.2% 78.8% 81.4% 84.0% 86.6% 91.9% 107.7% % premium / (discount) to 52 week high (1) (42.9%) (12.7%) (8.3%) (3.1%) 0.6% 2.1% 3.6% 5.0% 8.0% 16.9% Diluted Shares(2) 46.781 46.798 46.809 46.821 46.828 46.831 46.834 46.839 46.847 46.870 Implied Equity Value 903 1,381 1,451 1,533 1,592 1,616 1,639 1,663 1,710 1,851 Implied Enterprise Value(3) 1,589 2,066 2,136 2,219 2,277 2,301 2,324 2,348 2,395 2,537 Enterprise Value Multiples Metric Q1 2026A LTM Adj. EBITDA $170 9.3x 12.1x 12.5x 13.0x 13.4x 13.5x 13.6x 13.8x 14.1x 14.9x CY 2026E Adj. EBITDA (Consensus)(4) $180 8.8x 11.5x 11.9x 12.3x 12.6x 12.8x 12.9x 13.0x 13.3x 14.1x CY 2026E Adj. EBITDA (Management) $202 7.8x 10.2x 10.6x 11.0x 11.3x 11.4x 11.5x 11.6x 11.8x 12.5x Equity Value to Disinterested Shareholders $308 $324 $343 $356 $361 $367 $372 $383 $415 Source: SEC Filings and ECLIPSE management projections as of May 14, 2026. (1) 30-Day VWAP of $25.84 as of March 13, 2026. 60-Day VWAP of $26.80 as of March 13, 2026. 52 week low of $19.02 occurred on March 13, 2026. 52 week high of $33.80 occurred on August 26, 2025. ECLIPSE 5 (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026. Out-of-the-money options are excluded. (3) Implied Enterprise Value calculated based on $53 million cash and $738 million debt per ECLIPSE balance sheet as of March 31, 2026. (4) Reflects Wall Street average consensus adj. EBITDA estimates.

Confidential Appendix

Confidential Multiple Evolution Over Time EV / NTM Adj. EBITDA(1) Average EV / NTM Adj. EBITDA Company / Peer Group Current Undisturbed One-Year Three-Year 16.0x ECLIPSE 10.6x 8.3x 10.0x 10.4x Public Peers 14.0x—11.8x 11.6x 14.0x 14.0x 12.0x 10.0x 10.6x 8.0x Undisturbed Date: 3/13/2026 6.0x Apr-23 Sep-23 Feb-24 Jul-24 Dec-24 May-25 Oct-25 Mar-26 Jun-26 ECLIPSE Public Peers EV / CY 2026E Adj. EBITDA(1) 25.4x Public Peers Median: 14.5x 19.3x 18.9x 12.8x 14.5x 13.2x 10.8x 8.2x ECLIPSE (2) At Offer Sources: SEC Filings and FactSet as of June 16, 2026. Public peers includes Applied Industrial Technologies, Fastenal Company, Global Industrial Company, Hillman Solutions, MSC Industrial Direct, WESCO International, and W.W. Grainger. ECLIPSE 7 (1) Includes add-back for stock-based compensation expense. (2) Represents 2026E average consensus adj. EBITDA multiple at the LKCM counterproposal price of $34.50 per share.

Confidential Sector Share Price Performance and Valuation Since Undisturbed Date Relative Share Price Performance(1) 50.0% Missed Adj. EBITDA Consensus Estimates(2) 40.0% 39.1% Beat Adj. EBITDA Consensus Estimates(2) 28.6% 30.0% 26.9% 20.0% 22.9% 10.0% 5.1% 0.0% 1.3% (10.0%) (2.7%) (20.0%) Mar-26 Apr-26 May-26 Jun-26 EV / CY 2026E Adj. EBITDA(3) and Expansion / (Contraction) Since Undisturbed Date Public Peers Median: 14.5x (0.0x) 3.9x 2.6x 2.8x 2.7x 0.7x 0.0x 25.4x 19.3x 18.9x 14.5x 13.2x 10.8x 8.2x Beat Adj. EBITDA Consensus Estimates(2) Missed Adj. EBITDA Consensus Estimates(2) Note: Undisturbed date of March 13, 2026 and current share price date of June 16, 2026. Sources: Company filings, CapIQ, and FactSet as of June 16, 2026; Note: Public peers includes Applied Industrial Technologies, Fastenal Company, Global Industrial Company, Hillman Solutions, MSC Industrial Direct, WESCO International, and W.W. Grainger. Public peers’ index is equal weighted. (1) Share price performance and multiple over time since the undisturbed date of March 13, 2026. (2) Indicated performance against consensus Adj. EBITDA estimates in the most recent ECLIPSE 8 quarter since the undisturbed date. (3) Includes add-back for stock-based compensation expense.

Confidential Precedent Transactions Analysis EV / LTM Adj. EBITDA Precedent Transactions Median: 11.3x ($ in millions) 17.3x(4) 16.1x 14.8x (1) (7) 13.9x 13.8x 13.5x (2) 11.1x 11.5x (5) (6) (8) 10.0x 10.8x 10.0x 10.1x 9.1x (3) Industrial Business of PROJECT Target ECLIPSE Acquirer—Date Announced Apr-26 Aug-25 Aug-25 Jun-25 Mar-25 Nov-24 Mar-24 Mar-23 Jun-22 Dec-21 Nov-20 Sep-20—EV ($M) $16,951 $8,800 $550 $5,553 $10,665 $273 $18,250 $307 $2,600 $1,300 $7,962 $450 $2,301 LTM EBITDA 18.4% 9.8% 24.4% 9.1% 9.5% 11.5% 10.5% 7.1% 27.7% 8.5% 16.6% 23.2% 8.5% Margin Historical Sales (9) 8.7% — 1.7% 7.6% — ——9.6%—(0.5%) CAGR Sources: FactSet, Capital IQ, and SEC filings as of June 16, 2026. (1) LTM EBITDA for the CY ending December 31, 2024, as reported in the 8-K filed by Lowe’s on August 20, 2025. (2) LTM EBITDA for the CY ending December 31, 2024, as reported in the Lennox investor presentation filed on August 18, 2025. (3) LTM EBITDA expected to be contributed by Hydradyne within 12 months of transaction closing as disclosed in 8-K filed on November 22, 2024. (4) LTM EBITDA for CY ended December 31, 2023, as reported in Home Depot investor presentation on March 28, 2024. (5) LTM EBITDA for the fiscal year ending October 31, 2022, as reported in the transaction 8-K filed by DSG on March 31, 2023. EV includes $37.5M in retention bonuses to Hisco employees. (6) LTM EBITDA for the calendar year ECLIPSE 9 2021, as reported in the transaction press release filed by Roper on June 1, 2022. Excludes $51M in performance based earnouts (see 11/22/22 8-K). (7) Represents LTM EBITDA for the calendar year 2022, as reported in the investor presentation filed by Genuine Parts Company on December 16, 2021. (8) LTM EBITDA for the calendar year 2020, as reported in the Diploma investor presentation filed on September 22, 2020. (9) Represents the two most recently completed fiscal years prior to the announce date of acquisition.

Confidential Selected Wall Street Analyst Perspectives Average analyst price target decreased to $34.50 as Barrington analyst reduced its estimate to $33 Price Premium Premium Firm Rating Rating Date Target to Undisturbed(1) to Current(2) Buy May 20, 2026 $33.00 70.9% 19.9% Hold May 18, 2026 — -Buy May 1, 2026 $36.00 86.4% 30.8% Consensus – Mean $34.50 78.7% 25.3% Bullish Themes Bearish Themes ? TestEquity business continues to perform well with strength across end markets ? Management initiatives may take some time to flow into the results ? Encouraged by actions across organization to drive stronger efficiency ? Margin headwinds at Lawson driven by a combination of unfavorable mix, sales- ? Potential positive catalysts include maturation of investments aimed at force transformation, and employee-related items delivering margin expansion and improving macro conditions ? Exposure to cyclical industrial and manufacturing end markets, which may weigh on demand during periods of macroeconomic weakness Sources: Wall Street equity research and FactSet as of June 16, 2026. (1) Undisturbed share price of $19.31 as of March 13, 2026. ECLIPSE 10 (2) Current share price of $27.53 as of June 16, 2026.

Confidential M&A Premiums Paid Analysis Methodologies and Assumptions ? William Blair analyzed 232 public North America target transactions across all industries with transaction equity values between $1B—$2B that were announced since January 1, 2016 ? William Blair compared the price of each transaction to the closing price of the target stock one day, one week and one month prior to the announcement of the transaction? William Blair then compared the range of premiums calculated from that universe to the premiums implied by the offer Premiums Paid Data Percentile Implied Premium th th th th th th th th th Period (1) 10 20 30 40 50 60 70 80 90 @$34.50 / share One Day Prior 78.7% (0.9%) 6.2% 12.1% 17.3% 23.3% 29.3% 45.1% 57.4% 81.6% One Week Prior 56.2% (1.2%) 8.9% 14.2% 18.7% 23.2% 31.3% 44.9% 61.7% 81.0% One Month Prior 11.9% (1.7%) 10.2% 16.7% 23.7% 29.7% 38.7% 49.7% 66.1% 99.4% Sources: Dealogic transaction data through March 31, 2026. (1) Implied premium based on LKCM’s offer price of $34.50 per share. Relative to undisturbed share price of $19.31 as of March 13, 2026. 11 ECLIPSE

Confidential

ECLIPSE Share Price Performance Since Merger

Relative Share Price Performance


125.0%
100.0%
75.0%
50.0%
25.0%
0.0%
(25.0%)
(50.0%)
Apr-22
Sep-22
Feb-23
Jul-23
Dec-23
May-24
Oct-24
Mar-25
Aug-25
Jan-26
Jun-26
Public Peers: 85.0%
S&P 500: 65.2%
ECLIPSE: 42.3%
Undisturbed Date: 3/13/2026
Earnings Surprises[1]
2022
2023
2024
2025
2026

Market Value and Trading Multiples	03/13/2026 (Undisturbed)	06/16/2026 (Current)
Share Price	$19.31	$27.53
Diluted Shares Outstanding (M)[2]	46.781	46.781
Equity Value ($M)	**$903**	**$1,288**
Net Debt ($M)[3]	$685	$685
Enterprise Value ($M)	**$1,589**	**$1,973**
EV / LTM Q1 2026A Adj. EBITDA ($170M)	**9.3x**	**11.6x**
EV / 2026E Adj. EBITDA ($180M)[4]	**8.8x**	**11.0x**

Relative Share Price Return (Current)

	One-Year	Two-Year	Since Merger[5]
ECLIPSE	2.0%	(10.2%)	42.3%
S&P 500	24.5%	38.3%	65.2%
Public Peers	36.3%	46.6%	85.0%

Relative Share Price Return (Undisturbed)

	One-Year	Two-Year	Since Merger[5]
ECLIPSE	(32.3%)	(37.5%)	(0.2%)
S&P 500	20.1%	28.4%	45.9%
Public Peers	23.4%	9.8%	52.9%

Sources: Company filings, CapIQ, and FactSet as of June 16, 2026; Note: Public peers includes Applied Industrial Technologies, Fastenal Company, Global Industrial Company, Hillman Solutions, MSC Industrial Direct, WESCO International, and W.W. Grainger. Public peers' index is equal weighted. (1) Surprise based on actual adj. EBITDA vs Wall Street average consensus adj. EBITDA estimates. Note: Earnings surprise history was available from Q3 2022 after merger announcement. (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE's Q1 2026 10-Q, and 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE's management. Out-of-the-money options are excluded. (3) Per ECLIPSE balance sheet as of March 31, 2026. (4) Represents 2026E average consensus adj. EBITDA multiple of $180M as of June 16, 2026. (5) Since April 1, 2022, most recent closing price prior to Lawson merger closing.

ECLIPSE / William Blair / 12

Confidential ECLIPSE Share Price Performance Since Merger $45.00 $40.00 High: $40.85 LKCM Offer $35.00 Price $34.50 $30.00 ECLIPSE $27.53 $25.00 $20.00 Undisturbed Date: $15.00 3/13/2026 Low: $13.01 $10.00 Apr-22 Apr-23 May-24 May-25 Jun-26 Trading Histogram Since Merger(1) Cumulative Volume Traded ~90% traded below offer price LKCM Offer Price $34.50? 60.8 million shares Undisturbed 100.0% 3% $19.31 traded since the merger 80.0% – ~7.0x total float 2% 60.0% ? Average daily trading 40.0% value: $1.6 million 1% 20.0% (average of 62K shares) 0% 0.0% $13.00—$14.50—$16.00—$17.50—$19.00—$20.50—$22.00—$23.50—$25.00—$26.50—$28.00—$29.50—$31.00—$32.50—$34.00—$35.50—$37.00—$38.50—$40.00—$41.50 Source: Capital IQ and FactSet of June 16, 2026. (1) Since April 1, 2022, most recent closing price prior to Lawson merger closing and up to undisturbed date of March 13, 2026. ECLIPSE 13

Confidential ECLIPSE: Historical Trading Histogram Last Twelve Months Cumulative Volume Traded Offer Price ~100% traded below offer price $34.50? 18.3 million shares 6% traded over the last 5% 100% twelve months Undisturbed 80% – ~2.1x total float 4% $19.31 60%? Average daily trading 3% value: $2.0 million 2% 40% (average of 72K shares) 1% 20% 0% 0% $19.00 $20.25 $21.50 $22.75 $24.00 $25.25 $26.50 $27.75 $29.00 $30.25 $31.50 $32.75 $34v .00 Last Three Years 4% ~86% traded below offer price? 43.4 million shares Cumulative Volume Traded Offer Price $34.50 traded over the last 100% three years 3% Undisturbed – ~5.0x total float 80% $19.31 Average daily trading 2%? 60% value: $1.7 million 1% 40% (average of 58K shares) 20% 0% $19.00—$21.00—$23.00—$25.00—$27.00—$29.00—$31.00—$33.00—$35.00—$37.00—$39.00 $41.00—Sources: Capital IQ and FactSet as of the undisturbed dated of March 13, 2026. ECLIPSE 14 Note: Assumes daily volume traded at the average of the intraday high and low price for each day across the time period represented.

Confidential Public Comparable Companies Analysis EV / CY 2026E Adj. EBITDA Public Comparables Median: 14.5x 25.4x 19.3x 18.9x 14.5x (1) 13.2x 12.8x 10.8x 8.2x 8.8x (1) Undisturbed At Offer 3/13/2026 ECLIPSE($34.50) Consensus Management ‘23A-‘25A 5.7% 0.3% 3.9% (1.7%) 2.5% 1.5% 2.5% (0.5%) (0.4%) Revenue CAGR ‘25A-’26E 11.6% 6.1% 10.7% 5.6% 8.4% 5.7% 6.8% 4.0% 7.1% Revenue Growth 2026E 22.7% 12.7% 17.6% 12.1% 6.8% 7.5% 16.8% 8.7% 9.5% Adj. EBITDA Margin Sources: FactSet, SEC filings and Wall Street consensus estimates as of June 16, 2026. ECLIPSE 15 (1) Represents 2026E average consensus adj. EBITDA multiple of $180M as of June 16, 2026.

Confidential ECLIPSE Discounted Cash Flow Analysis – Sensitivity Case Assumptions Sensitivity Analysis ? William Blair utilized a Sensitivity Case to Management Projections to calculate Implied Equity Value Per Share(2) unlevered free cash flows for the years ending December 31, 2026, through December 31, 2030 Current Offer Price: $34.50 Perpetuity Growth Rate ? Valuation date as of March 31, 2026 2.0% 2.5% 3.0% ? Utilizes a mid-year discount convention 9.0% $27.16 $29.68 $32.62 Discount ? Assumes 29.5% tax rate per ECLIPSE Management 10.0% $22.06 $23.92 $26.05 Rate ? A range of discount rates of 9.0% to 11.0% was selected and used to calculate a 11.0% $18.09 $19.51 $21.11 present value of the free cash flows and the terminal value ? Estimated a terminal value by utilizing a perpetuity growth rate of 2.0%—3.0% terminal year unlevered FCF(1) ? Assumes PV of Federal NOL of $4M Source: Sensitivity Case Projections as discussed with Special Committee on June 5, 2026. Note: Cash flows are burdened by stock-based compensation. (1) As compared to long-term U.S. GDP annual growth rate outlook of 1.8% according to the Congressional Budget Office as of February 2026. ECLIPSE 16 (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, and 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE’s management. Out-of-the-money options are excluded.

Confidential

ECLIPSE: Ownership Summary

Top 25 Shareholders

Shareholder	Holder Shares ('000)	% of Total
LKCM Headwater Investment	36,358	78.7%
Dimensional Fund Advisors LP	877	1.9%
BlackRock Fund Advisors	537	1.2%
Bryan King	519	1.1%
Royce & Associates LP	499	1.1%
Nantahala Capital Management LLC	495	1.1%
Vanguard Capital Management LLC	394	0.9%
Schwartz Investment Counsel, Inc.	313	0.7%
GAMCO Asset Management, Inc.	280	0.6%
Geode Capital Management LLC	251	0.5%
Catawba River Capital, Inc.	248	0.5%
SSgA Funds Management, Inc.	220	0.5%
Agman Capital LLC (Investment Management)	217	0.5%
First Trust Advisors LP	180	0.4%
Norwood Investment Partners LP	155	0.3%
Goldman Sachs & Co. LLC (Private Banking)	130	0.3%
Lee Hillman	112	0.2%
Gabelli Funds LLC	110	0.2%
Steven Edelson	103	0.2%
Cesar Lanuza	100	0.2%
Monimus Capital Management LP	100	0.2%
Teton Advisors LLC	94	0.2%
Ron Knutson	91	0.2%
Northern Trust Investments, Inc.(Investment Management)	86	0.2%
Highlander Partners LP	86	0.2%
Total Common Shares Outstanding	**46,195** [1]	**92.1%**

Ownership Statistics

Common Shares O/S (mm)	46.195
Float %	18.7%
Insider %	81.3%

Top Insiders

Name	% of Total
LKCM Headwater Investment	78.7%
Bryan King	1.1%
Lee Hillman	0.2%
Steven Edelson	0.2%
Cesar Lanuza	0.2%
Ron Knutson	0.2%
Highlander Partners	0.2%
Robert Zamarripa	0.1%
Others	0.3%
Total	**81.3%**

Sources: Company filings and FactSet as of June 16, 2026.
(1) Shares outstanding of 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE's Q1 2026 10-Q.

ECLIPSE / William Blair / 17